Exhibit 2.2

To: Unity Wireless Corporation and Avantry Ltd.

Date: February 7, 2006

Avantry Ltd. (“Avantry”) proposes to enter into a merger agreement dated as of today (the “Agreement”) with Unity Wireless Corporation ("Unity Wireless") and Unity Wireless Microwave Systems Ltd. Capitalized terms used in this letter agreement have the meanings ascribed thereto in the Agreement.

Each of the undersigned persons or entities is a Shareholder of Avantry (a “Shareholder”) and is signing this letter agreement to induce Unity Wireless to enter into the Agreement.

In consideration of the foregoing and for other good and valuable consideration, each Shareholder hereby agrees as follows in favor of Unity Wireless and Avantry:

1.

Release and Conversion.

(a)

Each Shareholder who is a lender under that certain Loan Agreement between Avantry and certain lenders dated June __, 2004, agrees that, all indebtedness of Avantry to it, including the principal thereof and all interest accrued thereon, will immediately prior to the Closing automatically convert into Series A Preferred Shares of Avantry.  Share certificates for the Series A Preferred Shares of Avantry issuable to such Shareholders upon conversion of the loan shall not be issued by Avantry, and such Shareholder shall instead at the Closing receive his or its share of the Merger Consideration.

(b)

Effective as of the Closing each Shareholder generally releases Avantry from all claims and liabilities, except for liabilities converted as aforesaid and except for the right to share in the Merger Consideration as provided in the Agreement, or to share in the proceeds of a sale of assets of the Company should the transaction contemplated thereby be effected as a sale of assets.

2.

Certain Agreements

(a)

Each Shareholder agrees for himself to vote all of his shares in Avantry and all shares of Avantry that he may hereafter acquire (whether upon conversion of debt or otherwise) in favor of the Merger or, if applicable, a sale of assets, and prior to such vote, to disclose to Avantry its interest or its affiliates’ respective interests in the other company. No Shareholder will sell any shares of Avantry unless the purchaser first agrees in a writing delivered to Unity Wireless to be bound by this voting agreement in favor of Unity and Avantry.

(b)

Each Shareholder will use his or its best efforts to cause the fulfillment of the conditions to the Closing set forth in Section 10 of the Agreement.

3.

Representations. Each Shareholder represents and warrants for himself or itself that

(a)

such Shareholder owns the entire record and beneficial interest in his or its shares as set forth in Schedule 7(f) to the Agreement, and that such shares are free and clear of all liens, charges, mortgages, pledges, security interests, claims, assessments, options, warrants, rights and encumbrances whatsoever,

(b)

the Notes and Warrants and the shares issuable upon conversion and exercise of the Notes and Warrants (the Notes, Warrants and the underlying Ordinary shares thereof, the “Restricted Securities”), respectively, will be acquired by such Shareholder for investment solely for the Shareholder’s own account and not with a view to or for the resale or distribution thereof.

(c)

Such Shareholder has reviewed the risk factors for Unity Wireless that are set forth in the SEC Documents.

(d)

Such Shareholder understands that the Shareholder may sell or otherwise transfer the Restricted Securities only if such transaction is duly registered under the Securities Act of 1933, as amended (the “Act”), under a registration statement or otherwise, or if Shareholder shall have received the favorable opinion of counsel to the holder, which opinion shall be reasonably satisfactory to counsel to the Unity Wireless, to the effect that such sale or other transfer may be made in the absence of registration under the Act, and registration or qualification in every applicable state. The instruments and certificates representing the aforesaid securities will be legended to reflect these restrictions, and stop transfer instructions will apply.

(e)

Such Shareholder realizes that the Restricted Securities are not a liquid investment.

(f)

Such Shareholder has not relied upon the advice of a “Purchaser Representative” (as defined in Regulation D of the Act) in evaluating the risks and merits of the investment in the equity securities of the Unity Wireless, and that it has the knowledge and experience to evaluate the Unity Wireless and the risks and merits relating thereto.

(g)

Such Shareholder is either (i) an accredited investor as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Act or (ii) a person who is a non-United States person who is not and has not been a US citizen or US resident within the meaning of Regulation S of the Act, and shall be such on the date any securities are issued to the holder.

(h)

such Shareholder is able to bear the economic risk of losing Shareholder’s entire investment in the securities and understands that an investment in the Unity Wireless involves substantial risks.

4.

Indemnification.

(a)

Each Shareholder will indemnify Unity Wireless for any breach by him or it of the representations, warranties and covenants by such Shareholder in this letter agreement. In addition, the Shareholders will indemnify Unity Wireless against any and all loss, liability or damage suffered or incurred by Unity Wireless in respect of any claim by any present or former shareholder or option or warrant holder that contests the distribution of the Merger Consideration or the validity of any other matter relating to the transactions contemplated by the Agreement;

(b)

The aggregate Indemnification obligations of the Shareholders to Unity Wireless and/or NewCo pursuant to both this Section 4 and Section 12 of the Merger Agreement shall in no event exceed the Merger Consideration (including any shares of Common Stock issued upon conversion of the Notes and/or exercise of the Warrants), each Shareholder's Indemnification obligations being limited to its pro rata portion of the Merger Consideration (including any shares of Common Stock issued upon conversion of the Notes and/or exercise of the Warrants) according to the Distribution List and shall be satisfied solely and exclusively as follows, without any additional recourse to the Shareholders:

(i)

First, by deeming the principal amount of the Notes to be reduced in an amount equal to the required indemnification; all such offsets and reductions in principal amounts to be applied among the Notes issued or distributed to the holders of the Notes pro rata with their principal amounts;

(ii)

Second, by cancellation of any shares of common stock that were issued on conversion of the Notes, with each share to be valued for this purpose at the conversion price for which it was issued, it being understood that all shares issued on such conversions shall be legended to reflect this potential offset.

(iii)

Third, by cancellation of all outstanding Warrants, all such cancellations to be applied among the holders of the Warrants pro rata, with each Warrant to buy one share to be valued at 12-1/2% of the value for indemnification of a share of common stock as fixed under clause (ii).

(iv)

Fourth, by cancellation of any shares of common stock that were issued on exercise of the Warrants, with each share to be valued for this purpose at 12-1/2% of the value for indemnification of a share of common stock as fixed under clause (ii), it being understood that all shares issued on such exercises shall be legended to reflect this potential offset.

(v)

It is hereby clarified that all offsets and reduction of principal amounts of the Notes and/or cancellation of shares of common stock that were issued upon conversion of the Notes and/or exercise of the Warrants shall be made pro-rata among the Shareholders, based on the principal amount of each of the Notes.

(vi)

The right of Unity Wireless to recover a loss from an indemnifying party under this Section 4 is subject to the conditions that a claim therefor from Unity Wireless is received by the indemnifying party within 12 months from the Closing Date.

5.

Each Shareholder undertakes and agrees that his Notes and Warrants and the shares issuable on conversion of the Notes and exercise of the Warrants are subject to offsets for indemnification to the extent and in the manner provided in the Agreement.

6.

This letter agreement may not be changed or terminated orally. It sets forth all understandings of the parties. It may be signed in counterparts and by facsimile. It shall be governed by Israel law and disputes shall be subject to the exclusive jurisdiction of the courts in Israel. It shall inure to the benefit of each of Unity Wireless and Avantry, and it shall be binding on each of the undersigned and his or its personal representatives, successors and assigns.

______________________

By ___________________